Exhibit 99.2

American Rebel to Exhibit at the Illinois Deer Classic April 1 - 3 in Peoria, IL

Come by the American Rebel Booth at the Illinois Deer Classic and see America’s Patriotic Brand in Action

Peoria, IL, March 30, 2022 (GLOBE NEWSWIRE) — American Rebel – America’s Patriotic Brand (NASDAQ: AREB) (NASDAQ: AREBW) will exhibit at the Illinois Deer Classic in Peoria, IL, April 1 – 3.

“I am very excited to see trade shows coming back,” said American Rebel CEO Andy Ross. “Trade shows give us an opportunity to communicate with our like-minded customers and shareholders. It’s great to be back out on the road where we belong. We were just at the Iowa Deer Classic the first weekend of March, kicking off the new trade show season.”

“We will have an assortment of our concealed carry apparel and backpacks available for purchase in our booth, as well as some of our small safes. Come see the quality of our products and let us get to know you,” said Andy Ross.

The trade show hours are 2 – 8 pm on Friday (4/1), 9 am – 7 pm on Saturday (4/2) and 10 am – 4 pm on Sunday (4/3). Admission to the show costs $10, ages 10 – 15 costs $5 and age 9 and under are admitted free. All day Friday ladies get in for $5. For more information on the Illinois Deer Classic go to https://illinoisdeerclassic.com/.

About American Rebel Holdings, Inc.

American Rebel operates primarily as a designer and marketer of branded safes and personal security and self-defense products. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com. For investor information, visit www.americanrebel.com/investor-relations.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ:AREB)(NASDAQ:AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include our current reliance on a sole manufacturer and supplier for the production of our safes, our manufacturing partner’s ability to meet production demands, our ability to expand our sales organization to address existing and new markets that we intend to target, our ability to effectively compete in a competitive industry, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Charles A. Ross, Jr.

CEO

American Rebel Holdings, Inc.

info@americanrebel.com

SOURCE : American Rebel Holdings, Inc.

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